Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Board of Directors Authorizes $100 Million Share Repurchase Program

Management Raises Fiscal 2010 Earnings Guidance

Secaucus, New Jersey – August 19, 2010 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced second quarter net sales of $345.3 million for the thirteen weeks ended July 31, 2010, a 9.4% increase compared to $315.7 million in the second quarter of 2009.

Comparable retail sales, which include online sales, increased 4.7% in the second quarter of fiscal 2010 compared to a decline of 8.5% the previous year. During the second quarter of 2010, comparable store sales increased 3.3% in the U.S. and 0.8% in Canada, and comparable online sales increased 30.4%.

The loss from continuing operations after tax was $8.3 million, or $0.30 per share, in the second quarter of 2010, compared to a loss of $7.2 million in the second quarter of 2009, or $0.24 per share, including several transactions affecting comparability between the quarters. Excluding those items that affect comparability, the loss from continuing operations in the second quarter of 2010 narrowed 33% from the second quarter of 2009 when the Company reported an adjusted loss from continuing operations of $12.4 million, or $0.42 per share. Adjusted loss from continuing operations excluding transactions that affect comparability is a non-GAAP measure. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation of loss from continuing operations as reported is included in Table 3 of this press release.

“We posted solid results for the second quarter, narrowing our seasonal operating loss through a combination of top line growth and disciplined expense management. We also continued to make substantial progress on our longer-term growth initiatives and believe we are well positioned to gain market share,” commented Jane Elfers, President and Chief Executive Officer of The Children’s Place. “While the economic environment remains uncertain, we are focused on driving improved sales and profitability in our business for the long term.”

Elfers continued, “Our Board of Directors has authorized a $100 million share repurchase program. We believe the timing is right and this strategic decision to utilize the significant amount of cash on our balance sheet is aligned with the Company’s commitment to increasing returns on capital and creating shareholder value.”

During the second quarter of 2010, the Company opened 18 stores and closed three.

PLCE – Second Quarter 2010 Financial Results

Fiscal Year-to-Date
Net sales from continuing operations were $767.4 million fiscal year-to-date 2010, a 6.9% increase compared to $717.6 million for the same period last year. Comparable retail sales increased 1.7% fiscal year-to-date 2010 compared to a 3.3% decline last year.

Income from continuing operations after tax was $19.7 million, or $0.70 per diluted share, fiscal year-to-date 2010, compared to $16.5 million, or $0.56 per diluted share, last year, including several transactions that affect comparability. Excluding those items that affect comparability, income from continuing operations after tax in the first half of 2010 increased 111% compared to the first half of 2009 when the Company reported adjusted income from continuing operations of $9.3 million, or $0.31 per diluted share. As previously noted, this is a non-GAAP measure which the Company is providing as a supplemental disclosure. A reconciliation of income from continuing operations as reported is included in Table 3 of this press release.

Net income, including the impact of discontinued operations, was $19.7 million, or $0.70 per diluted share, fiscal year-to-date 2010, compared to $16.5 million, or $0.55 per diluted share, last year.

Fiscal year-to-date, the Company has opened 34 stores and closed four.

Share Repurchase Program
The Company announced today that the Board of Directors authorized a share repurchase program in the amount of $100.0 million. Under the program, the Company may repurchase shares in the open market over the next twelve months at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market conditions, and the Company may suspend or discontinue the program at any time.

Outlook
The Company updated its guidance for fiscal 2010 and now projects earnings per diluted share from continuing operations will be in the range of $3.08 to $3.18 for fiscal 2010, reflecting its first half results, from its previous guidance of $3.05 to $3.15. The Company provided initial guidance for earnings per diluted share from continuing operations for the third quarter of 2010 to be in the range of $1.38 to $1.43. The earnings guidance assumes flat to positive low-single digit comparable retail sales and assumes that currency exchange rates will remain where they are today. This guidance does not include the impact of a potential share repurchase.

Conference Call Information
The Children’s Place will host a conference call to discuss its second quarter 2010 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices under the proprietary “The Children's Place” brand name. As of July 31, 2010, the Company owned and operated 977 stores and an online store at www.childrensplace.com.

PLCE – Second Quarter 2010 Financial Results

Forward-Looking Statements
This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding earnings per diluted share for the third quarter and fiscal 2010. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2010. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by a downturn in the economy.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Susan Riley, EVP, Finance & Administration, (201) 558-2400 Jane Singer, VP, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Net sales	$345,301	$315,676	$767,434	$717,577
Cost of sales	231,727	210,377	474,156	445,751
Gross profit	113,574	105,299	293,278	271,826
Selling, general and administrative expenses	107,281	106,093	220,736	217,986
Asset impairment charge	1,222	315	2,152	1,414
Depreciation and amortization	18,199	17,564	35,824	35,088
Income (loss) from continuing operations before interest and taxes	(13,128)	(18,673)	34,566	17,338
Interest (expense), net	(381)	(1,462)	(837)	(4,730)
Income (loss) from continuing operations before income taxes	(13,509)	(20,135)	33,729	12,608
Provision (benefit) for income taxes	(5,241)	(12,906)	13,990	(3,904)
Income (loss) from continuing operations, net of income taxes	(8,268)	(7,229)	19,739	16,512
Income (loss) from discontinued operations, net of income taxes	35	178	(70)	(51)
Net income (loss)	$(8,233)	$(7,051)	$19,669	$16,461

Basic earnings (loss) per share amounts
Income (loss) from continuing operations	$(0.30)	$(0.24)	$0.71	$0.56
Income (loss) from discontinued operations	0.00	0.01	(0.00)	(0.00)
Net income (loss)	$(0.30)	$(0.24)	$0.71	$0.56
Basic weighted average common shares outstanding	27,755	29,552	27,669	29,514

Diluted earnings (loss) per share amounts
Income (loss) from continuing operations	$(0.30)	$(0.24)	$0.70	$0.56
Income (loss) from discontinued operations	0.00	0.01	(0.00)	(0.00)
Net income (loss)	$(0.30)	$(0.24)	$0.70	$0.55
Diluted weighted average common shares outstanding	27,755	29,552	28,027	29,746

Note: Table may not add due to rounding

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 30,	August 1,
	2010	2010*	2009
Assets:

Cash and investments	$198,228	$170,492	$152,198
Accounts receivable	18,905	16,910	21,792
Inventories	214,301	206,227	262,986
Other current assets	82,160	63,253	100,143
Total current assets	513,594	456,882	537,119

Property and equipment, net	318,255	312,801	310,795
Other assets, net	60,676	84,377	74,960
Total assets	$892,525	$854,060	$922,874

Liabilities and Stockholder Equity:

Short term portion of term loan	$-	$-	$38,000
Accounts payable	68,564	55,547	89,249
Accrued expenses and other current liabilities	81,878	89,969	93,088
Total current liabilities	150,442	145,516	220,337

Other liabilities	116,931	119,574	119,304
Total liabilities	267,373	265,090	339,641

Stockholders' equity	625,152	588,970	583,233

Total liabilities and stockholders' equity	$892,525	$854,060	$922,874

* Derived from the audited financial statements included in the Company's 10K filing for the year ended January 30, 2010.

Table 3
THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Income (loss) from continuing operations, net of income taxes	$(8,268)	$(7,229)	$19,739	$16,512

Transactions affecting comparability:
Gains:
Favorable settlement of IRS employment tax audit related to stock options	-	(4,563)	-	(4,563)

Expenses:
Proxy contest fees	-	2,200	-	2,200
Prepayment of term loan expenses/deferred financing fees	-	1,530	-	2,390
Company restructuring fees	-	250	-	2,805
Impairment charge	-	-	-	852

Aggregate impact of transactions affecting comparability	-	(583)	-	3,684
Income tax effect	-	233	-	(1,474)
Excess foreign tax credits from repatriation of cash	-	(4,834)	-	(4,834)
Tax benefit from resolution of IRS income tax audit	-	-	-	(4,540)
Adjusted (gain) from transactions affecting comparability	-	(5,184)	-	(7,164)

Adjusted income (loss) from continuing operations, net of income taxes	$(8,268)	$(12,413)	$19,739	$9,348

GAAP income (loss) from continuing operations per diluted share	$(0.30)	$(0.24)	$0.70	$0.56

Adjusted income (loss) from continuing operations per diluted share	$(0.30)	$(0.42)	$0.70	$0.31

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